Exhibit 10.22

CONTROL, OPERATIONS AND
MAINTENANCE AGREEMENT

BETWEEN

BKRF OCB, LLC

(“OWNER”)

AND

GCE OPERATING COMPANY, LLC

(“OPERATOR”)

FOR THE

CONTROL, OPERATIONS AND MAINTENANCE

OF THE

BAKERSFIELD RENEWABLES REFINERY

LOCATED IN BAKERSFIELD, CALIFORNIA

EFFECTIVE AS OF MAY 4, 2020

CONTROL, OPERATIONS AND MAINTENANCE AGREEMENT

THIS CONTROL, OPERATION AND MAINTENANCE AGREEMENT (“Agreement”), is entered into as of this 4th day of May, 2020, by and between GCE OPERATING COMPANY, LLC, a Delaware limited liability company (“Operator”), and BKRF OCB, LLC, a Delaware limited liability company(“Owner”).

RECITAL:

Owner is a party to an agreement to purchase all of issued and outstanding capital stock of Alon Bakersfield Property, Inc., a company that owns the Facility (as hereinafter defined).  Following the purchase of all of the equity interests of Alon Bakersfield Property, Inc. or its successor, Owner intends to convert the Facility into a renewable diesel refinery capable of producing up to 150 million gallons of renewable diesel per year.

Owner desires to engage Operator to operate and maintain the Facility during the period that the Facility is being converted into a biorefinery, and during the Facility’s operations thereafter, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Operator and Owner agree as follows:

ARTICLE 1

ENGAGEMENT OF OPERATOR

Section 1.1 Engagement of Operator. As of the Closing Date, Owner hereby appoints Operator, and Operator hereby accepts the appointment, to operate and maintain the Facility, and to perform the Services, on and subject to the terms and conditions of this Agreement.  This Agreement shall automatically terminate on May 31, 2020 if the Closing Date has not occurred by such date.

ARTICLE 2

DEFINITIONS

Section 2.1 Definitions. Unless otherwise specifically set forth in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Control, Operations and Maintenance Agreement, as amended from time to time, and the attachments, exhibits, and amendments to this Agreement which have been accepted according to the procedures described herein.

“Annual Operating Budget and Plan” means an annual operating budget and plan prepared by Operator and submitted to Owner for approval in accordance with Section 5.1. The Annual Operating Budget and Plan shall be prepared for each Fiscal Year, commencing with, and including 2020. The Annual Operating Budget and Plan shall show for each month of the

Fiscal Year the Operating Expenses, capital maintenance expenditures and scheduled maintenance expenditures and a plan for the annual activities of the Facility. The Annual Operating Budget and Plan shall not be revised by Operator without the written approval of Owner. The initial Annual Operating Budget and Plan is attached hereto as Attachment A.

“Applicable Laws” means the applicable laws, rules, and regulations, including common law, of any Governmental Instrumentality.

“Applicable Permits” means all permits, licenses, approvals and similar items required to be obtained or maintained in connection with construction, repair, modification, or operation of the Facility.

“Business Day” means a day, other than Saturday or Sunday, on which banks are not required or authorized to close in Bakersfield, California.

“Closing Date” means the date on which owner purchase all of the equity interests of Alon Bakersfield Property, Inc. or its successor.

“Emergency” means an event occurring at the Facility which is likely to impose actual or imminent risk of serious personal injury, physical damage to any part of the Facility, or environmental contamination requiring immediate preventative or remedial action by Operator, and for which advance approval by Owner otherwise required under the Agreement would be impossible or impractical.

“EPC Contract” means the Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement and Construction of the Bakersfield Renewable Fuels Project, dated as of April 30, 2020, by and between the GCE Holdings Acquisitions, LLC and the EPC Contractor.

“EPC Contractor” means ARB, Inc., a California corporation.

“Facility” shall mean the existing crude oil refinery formerly known as the Alon Bakersfield Refinery, located at 6451 Rosedale Highway, Bakersfield, California, together with the Site and all equipment currently existing thereon, or that may hereafter be installed at the Site from time to time.

“Facility Manager” means the Operator’s employee who will be the senior on-site manager in charge of managing the construction, operation and maintenance of the Facility.

“Facility Personnel” means all employees, contractors and other persons employed by Operator in connection with providing the Services, which persons shall be located at, or provide services at the Facility.  Facility Personnel includes the Facility Manager, on-site operations staff, on-site back office and support staff, and on-site managers.

“Fiscal Year” means the 12 month period from January 1st through December 31st of each year.

“Force Majeure” has the meaning assigned in Article 11.

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“Fuel” means any natural gas, electricity or other energy source as required by the Facility.

“Fuel Expenses” means all amounts payable and Fuel Supply Agreements, the Fuel Transportation Agreements and any other agreements entered into by Owner with respect to natural gas, electricity or any other energy requirement and related services for the Facility.

“Fuel Supply Agreements” means any and all agreements entered into by Owner under which any fuel or energy source is supplied to the Facility.

“Fuel Transportation Agreements” means any and all agreements entered into by Owner for transporting fuel to the Facility.

“GCEH Overhead” means the fees charged by GCEH to Operator for (i) services provided by officers, employees, and consultants of GCEH to Operator as part of Operator’s Services, and (ii) the use of offices, facilities, equipment and other materials used by such officers, employees, and consultants of GCEH in connection with providing Services on behalf of Operator.  The services of officers, employees, and consultants of GCEH will be billed to Operator by GCEH based on the percentage of each person’s time that is allocated to the Services, multiplied by such person’s total compensation cost to GCEH (e.g., that person’s salary, benefits, bonuses, contributions, and taxes).  The fees charged to Operator for use of GCEH’s offices, facilities and equipment will consist of an allocation, based on usage, of GCEH’s costs for office rent, utilities, insurance, travel, legal, regulatory, audit/accounting, and other overhead costs and expenses.

“GCEH” means Global Clean Energy Holdings, Inc., the parent company of Operator.

“Good Refinery Industry Operating Practices” means the degree of care, standards, practices, methods and acts normally exercised by nationally recognized by oil refineries of a type and size similar to the Facility and such degrees of care, standards, practices, methods, and acts that at a particular time would have been expected to accomplish the desired result in a manner consistent with Applicable Laws, reliability, safety, environmental protection, economy, and expediency. Good Refinery Industry Operating Practices are not intended to be limited to the optimum practice or method to the exclusion of others, but rather to be a spectrum of possible but reasonable practices and methods.

“Governmental Instrumentality” means any federal, state, or local governmental body, department, office, instrumentality, agency, board, council, or commission having jurisdiction over a Party or any portion of the Services.

“Hazardous Substances” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.

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“Index” means the percentage increase or decrease from the prior year in the Consumer Price Index for the United States, All Items, West Urban Consumers (Series ID CUUR0400SA0).

“Labor/Overhead Account” means the bank that Operator has established in its own name for receipt of deposits from Owner.  The Labor/Overhead Account will be used to fund the GCEH Overhead and the costs of the Facility Personnel.

“Lender” means Orion Energy Partners TP Agent, LLC, in its capacity as administrative agent for each lender that is a party to that certain Credit Agreement, dated as of May 4, 2020 between such parties and Owner.

“Major Maintenance” means the periodic major repair, refurbishment and replacement of equipment resulting from the ongoing wear and tear of the Facility from start up, operations and shut down.

“Offtake Agreements “means any and all agreements entered into by Owner under which liquid or gaseous fuels produced by the Facility is sold to one or more third parties.

“Operating Expenses” means costs and expenses incurred by the Operator in connection with the operation and maintenance of the Facility and the other Services performed by it pursuant to this Agreement, including but not limited to the reasonable and properly documented:

(i)amounts payable to vendors of the Facility;

(ii)amounts payable to Subcontractors;

(iii)GCEH Overhead;

(iv)Facility utility expenses (including costs of water);

(v)Facility insurance premiums;

(vi)capital expenditures and maintenance expenses incurred for the Facility in accordance with the provisions of this Agreement;

(vii)the cost of office space, furnishings, office equipment and office supplies for offices located at the Facility;

(viii)fees for accounting, legal, other professional services, and other general and administrative expenses that are not included in GCEH Overhead; and

(ix)all other expenditures relating to the operating, repair and maintenance costs of the Facility, including the costs of spare and replacement parts, equipment and tools, but excluding Fuel Expenses.

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“Operator” means GCE Operating Company, LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Owner” means BKRF OCB, LLC and its successors and permitted assigns.

“Owner Project Manager” means that person employed or designated by Owner as its representative under this Agreement for regular operational matters regarding the Facility.  Owner shall notify Operator of the name of Owner Project Manager upon execution of this Agreement and upon any change in such person. Owner may also designate another individual to act hereunder when the individual appointed as Owner Project Manager is for any reason unavailable.

“Party” or “Parties” means Owner or Operator or both, as the context may require.

“Procure” or “Procurement” means that Operator or other party specified in this Agreement will specify, obtain, and evaluate bids, prepare purchase orders for materials and services and expedite performance of material deliveries and services on behalf of Owner and at Owner’s expense.

“Project Contracts” means this Agreement and all other documents entered into by either Party or any Subcontractor related to the operation of the Facility.

“Services” means the work performed by Operator according to the terms and conditions of this Agreement.

“Site” means the land on which all or any part of the Facility is currently located or may in the future be built, including any adjacent working areas, and all rights of way and access rights. The Site consists of  approximately 620 acres and is currently divided into areas known as Areas 1, 2 3 and 4.

“Subcontractor” means, in relation to Operator, any individual, firm, organization, or supplier under contract, at any time, to Operator for the operation or maintenance of the Facility or the performance of any part of Operator’s Services.

ARTICLE 3

RESPONSIBILITIES AND DUTIES OF OPERATOR

Section 3.1 Enumeration of Responsibilities and Duties. Operator covenants to provide and perform the responsibilities and duties enumerated in this Section and contained elsewhere in this Agreement related to the operation and maintenance of the Facility on behalf of Owner; provided, however, that to the extent Owner identifies any additional services necessary for the operation of the Facility, the Parties shall negotiate in good faith the provision of such additional services, the terms and conditions of such services, and the fees and costs to be paid by the Owner pursuant to this Agreement. Operator shall:

(a)Operator acknowledges that during the period commencing on the Closing Date through the date of Substantial Completion as defined in the EPC Contract, the EPC

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Contractor and Owner shall have access to the Facility to the extent provided in the EPC Contract.  Operator agrees that it shall act as Owner’s representative with respect to the EPC Contract and other construction agreements, and shall cooperate with all reasonable requests made by the EPC Contractor and the other contractors involved in the conversion of the Facility (including H&H Engineering Construction, Inc. and Underground Construction Company) to achieve the timely completion of the Facility and the commencement of commercial operations at the Facility. Where Operator is not required to perform certain services for the operation and maintenance of the Facility because of activities of the EPC Contractor and other contractors, Operator shall coordinate its other services and activities with such contractors to the extent necessary for the efficient construction and launch of operations of the Facility.

(b)Safely and efficiently operate and maintain the Facility in accordance with the following: (i) the Annual Operating Budget and Plan, (ii) operation and maintenance manuals provided by the manufacturers and vendors of the equipment contained in the Facility, (iii) Good Refinery Industry Operating Practices, (iv) Applicable Laws and (v) the other provisions of this Agreement.

(c)Use its best efforts to reasonably maximize the Facility’s renewable fuels production and production capacity, optimize fuel and operating efficiency, and otherwise operate the Facility, in each case consistent with Good Refinery Industry Operating Practices.

(d)Prepare and submit to Owner for its approval an Annual Operating Budget and Plan in accordance with Section 5.1.

(e)Submit to Owner a two-year forecast of the Annual Operating Budget and Plan that projects future budgets and operating plans by a date no later than one hundred twenty (120) days before the beginning of each Fiscal Year.

(f)Employ and supervise one or more persons qualified to fulfill and be responsible for fulfilling the responsibilities of a Facility Manager. Operator shall inform Owner and the Lender of its intent to replace the Facility Manager, and shall obtain the written approval of both Owner and the Lender prior to such replacement.

(g)Employ, pay, train, and supervise that number of Facility Personnel which is sufficient for the operation and maintenance of the Facility, and administer all matters pertaining to such employed personnel in the areas of labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety and related matters.

(h)Use reasonable care in the hiring of all agents and Facility Personnel and use reasonable efforts to cause all Facility Personnel to be reasonably skilled and trained in the duties to be performed by them.  No such Facility Personnel shall be hired as employees of Owner, and the wages or other compensation of all Facility Personnel shall be controlled and disbursed by the Operator. At the request of Owner, Operator shall provide a report identifying the hours and days that each such employee worked at the Facility. Operator may engage employees of its affiliated entities on a full- or part-time basis to provide services on behalf of the Operator.

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(i)Procure, receive, store and preserve an inventory of spare and replacement parts sufficient to meet the respective manufacturer’s or Subcontractor’s recommended replacement term on each piece of equipment, materials and supplies necessary, in accordance with the Annual Operating Budget and Plan, for normal operation of the Facility. Operator shall keep accurate records showing the dates and part numbers of any items removed from inventory. Operator shall report to Owner each month any parts that have been removed from inventory in the previous month.

(j)Repair or replace, as may be required by operations and maintenance manuals, manufacturer’s directions or by Good Refinery Industry Operating Practices, any Facility equipment that fails or malfunctions. If any such failure or malfunction is covered by a warranty, Operator shall submit a timely warranty claim on behalf of Owner. Operator shall document any changes to the Facility equipment resulting from repairs or maintenance and shall maintain a complete set of systems drawings for the Facility equipment. The Operator shall keep current and update regularly all manufacturers’ operation and maintenance manuals for each major equipment item in the Facility.

(k)Engage Subcontractors necessary for making repairs to, or performing maintenance on, or installing improvements to the Facility in the event Operator is unable to make or perform such repairs, maintenance or installations. The Operator shall maintain and keep current a list of all Subcontractors that have worked on the Facility and shall maintain and keep current a file containing the original copies of all Subcontracts. Every Subcontract requiring aggregate expenditures of two hundred and fifty thousand dollars ($250,000) or greater shall be subject to Owner’s written approval and shall be made only after solicitation and consideration of competitive bids except as may otherwise be agreed to by Owner.

(l)Arrange for scheduled testing and recalibration of any scales, meters, gauges or other measuring devices associated with the Facility equipment and record data from instruments provided with the Facility equipment to determine the type and amount of fuel consumed, biofuels and related products produced, pollutants emitted and water used by the Facility equipment.

(m)Maintain regular communication with Owner regarding the operation and maintenance of the Facility, including but not limited to providing monthly performance reports, safety reports, and other reports requested by Owner describing in such detail as Owner may request all operations at the Facility during such period, including but not limited to the amount of production, fuel consumption, inventory of spare parts and bulk chemicals, Procurement, capital improvements, outages, and labor relations, and noting any other material occurrences or operational results, and provide prompt and timely notice, by appropriate means under the circumstances, of material changes in the anticipated operation of the Facility, maintenance problems related to the Facility, breach of, or receipt of notice of default or dispute regarding any Project Contract, and any receipt of notice or knowledge of violation or variance of any Applicable Law or Applicable Permit.

(n)Provide security for the Facility, in a manner acceptable to Owner and Owner’s insurance carriers.

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(o)Obtain and maintain insurance pursuant to Article 12 hereunder.

(p)Contract for janitorial, water, electricity, telephone and other applicable services, or such of them as the Operator shall deem advisable, and place orders for such equipment, tools, appliances, materials and supplies as are necessary to properly maintain and operate the Facility, all in accordance with the Annual Operating Budget  and Plan. No such contract shall be made or entered into unless it shall be subject to Owner’s subsequent written approval, such approval not to be unreasonably withheld or otherwise unreasonably burden the performance of Operator’s obligations under this Agreement, or unless such contract is an order for equipment, tools, appliances, materials and supplies made pursuant to the Annual Operating Budget and Plan and is not in excess of two hundred and fifty thousand dollars ($250,000); provided, however, that Owner may, from time to time by written notice to Operator, require the Operator to obtain the prior written approval of Owner before it contracts for or orders those services or items specified in such written notice. Every contract or order requiring aggregate expenditures of fifty thousand dollars ($50,000) or greater shall be made only after solicitation and consideration of competitive bids except as may otherwise be agreed to by Owner.

(q)Request and obtain materials and services, in performance of Operator’s obligations under this Agreement, on terms advantageous to Owner; secure and credit to Owner all discounts, rebates or commissions obtainable with respect to purchases, service contracts and other transactions, including but not limited to Owner’s share of any discounts based on purchases made in common with other parties.

(r)Maintain a system of office records, books, and accounts with respect to the Facility in a manner satisfactory to Owner, which records, books and accounts shall be subject to examination by Owner or authorized agents or designees of Owner during all regular business hours.  Such records, books, and accounts shall be kept by Operator for a minimum of five (5) years. Thereafter, prior to any proposed disposal of any such records, books or accounts Operator shall give Owner ninety (90) days prior written  notice of such proposed disposal.  Such notice shall include a list of each record, book  and account that Operator is proposing to dispose described in reasonable detail such that its contents are identifiable. Owner shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90) day period, all or any part of such records, books, or accounts.

(s)Qualify and remain qualified to do business in the State of California, and possess all licenses and other qualifications required by each  Governmental Instrumentality to exercise all of the Operator’s functions set forth herein.

(t)Adhere to all requirements set forth in Applicable Laws and Applicable Permits as they relate to Facility operations and maintenance.

(u)Supply to Owner, and if required the Lender, monthly financial or other written reports relating to the operation of the Facility, and provide Owner and the Owner Project Manager (and if required, the Lender’s representatives) reasonable access to the Facility for the purpose of observing and auditing the performance by Operator of Operator’s responsibilities and duties pursuant to this Agreement.

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(v)Review all Applicable Laws establishing compliance requirements in connection with the operation and maintenance of the Facility. Advise Owner on the need to secure or renew, as necessary, Applicable Permits relating to the operation and maintenance of the Facility and assist Owner in securing, as appropriate, such applicable permits, as required.

(w)Keep the Facility free of all mechanics’ and other liens for materials or services furnished at Operator’s direction and for which the Owner has made payment.

(x)Efficiently and economically manage, supervise and perform all of the Major Maintenance activities, scheduled or forced, in accordance with operations and maintenance manuals, manufacturer’s directions or by Good Refinery Industry Operating Practices. As determined by Operator, secure Subcontractors as necessary to perform the Major Maintenance.

(y)Manage, supervise and perform all daily activities and interactions required pursuant to Owner third party agreements including, but not limited to, Offtake Agreements, Fuel Supply Agreements, and Fuel Transportation Agreements.

(z)Generally perform any and all other acts as may reasonably be necessary or appropriate to carry out the duties and responsibilities of the Operator contemplated hereunder.

Section 3.2 Discontinuation of Responsibilities and Duties. Notwithstanding any other provision of this Agreement, Owner may request Operator to discontinue performance of any enumerated responsibility upon (i) 45 days written notice and (ii) payment to Operator all amounts due under this Agreement in respect of the performance of (x) that portion of discontinued Services completed by the Operator, and (y) items procured by Operator for completion of discontinued Services, up to the date of such termination.

Section 3.3 Limitations on Authority. Notwithstanding any provision of this Agreement to the contrary, unless provided in, or contemplated by the Annual Operating Budget and Plan, or otherwise approved in writing by Owner, neither Operator nor any Subcontractor, nor any of its respective agents or representatives, shall:

(a)Sell, lease, pledge or mortgage, convey, or make any license, exchange or other transfer of the Facility or of any other property or assets of Owner, including any property or assets acquired by Operator hereunder.

(b)Make, enter into, execute, amend, modify or supplement any contract or agreement on behalf of or in the name of Owner.

(c)Make any recoverable expenditure or acquire on a recoverable cost basis any equipment, materials, assets or other items, or make without Owner’s prior written consent any expenditure or acquisition which would individually or when added to previous expenditures and acquisitions, either: (i) exceed the major subcategories budgeted of the Annual Operating Budget and Plan by fifty thousand dollars ($50,000) or ten percent (10%), whichever is less; or (ii) is expected to exceed the Annual Operating Budget and Plan, on a projected annual basis, of

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each major subcategory by two hundred and fifty thousand dollars($250,000) or ten percent (10%), whichever is less.

(d)Take or agree to take any action that materially varies from the applicable Annual Operating Budget and Plan or is reasonably likely to result in a breach of this Agreement or a violation of any Applicable Permit or Applicable Law.

(e)Settle, compromise, assign, pledge, transfer, release or consent to the settlement, compromise, assignment, pledge, transfer or release of any claim, suit, debt, demand or judgment against or due by Owner or Operator, the cost for which, in the case of Operator, Operator would be entitled to reimbursement, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same.

(f)Engage in any other transaction on behalf of Owner or any other person that violates this Agreement, any Applicable Permit, or any Applicable Law.

(g)Modify or alter the Facility or any component thereof in a manner that materially alters the function, output or efficiency of the Facility or any component thereof.

Section 3.4 Emergencies. Notwithstanding any other provision of this Agreement, if Operator believes in good faith that an Emergency exists at the Facility and changes or modifications in the Services for the Facility are required to avoid or mitigate losses from such Emergency, Operator may make such changes or modifications to the extent required by such Emergency. Operator shall promptly notify Owner of the Emergency, the remedial and preventive measures taken, the costs incurred, and, if appropriate, proposals to modify procedures or services in light of the circumstances resulting in the Emergency.

Section 3.5 Risk of Loss.  Except as otherwise provided herein, risk of loss for the Facility shall remain with Owner.

ARTICLE 4

RESPONSIBILITIES AND DUTIES OF OWNER

Section 4.1 Enumeration of Responsibilities and Duties. Owner  covenants to provide the following in support of the operation and maintenance of the Facility. Owner shall:

(a)Enter into and maintain such Fuel Supply Agreements and Fuel Transportation Agreements to provide for the supply and delivery of Fuel of suitable quality and in sufficient quantities to operate the Facility.

(b)Make Owner Project Manager available to Operator twenty-four (24) hours per day, and authorize Owner Project Manager to make certain operational decisions on the part of Owner.

(c)Pay for all reasonable, properly documented costs of tools, equipment, consumable materials, services, Facility design changes and modifications, and spare and

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replacement parts reasonably recommended by Operator and required for the efficient operation and maintenance of the Facility in accordance with Operator’s obligations and authorizations under this Agreement.

(d)Pay all proper and necessary expenses of the Facility, including property taxes, special assessments, user fees, and Operating Expenses, and timely fund the Labor/Overhead Account.

(e)Diligently pursue any claim Owner may have under insurance policies, equipment guarantees, and warranties pertaining to the Facility.

(f)Review and approve or dispute each Annual Operating Budget and Plan as provided in Article 5.

(g)Procure, obtain, and maintain all permits, licenses, approvals, certificates, consents, concessions, acknowledgments, agreements, decisions, and other forms of authorizations from, or filing with, or notice to, any Government Instrumentality required to be obtained in the name of Owner for the operation and maintenance of the Facility. Operator shall provide Owner with such assistance and cooperation as may reasonably be required by Owner to obtain and maintain all such Government Instrumentality permits, approvals, licenses, etc.

Section 4.2 Procurement of Materials and Services.  On behalf of Owner, Operator shall directly pay from funds held in Owner’s bank accounts all Operating Expenses.  Operator shall not be obligated to advance its own funds for the payment of Operating Expenses.  Operator shall nominate individuals, to be approved by Owner, who shall have the written authority to sign checks against Owner’s bank account within limits to be agreed between Owner and Operator. Operator is specifically authorized, as provided in a relevant Annual Operating Budget and Plan, to procure materials and services as agent for and in the name of Owner, for which Owner shall directly pay the vendors of such materials and services or reimburse Operator for such materials and services. All invoices for materials and services procured under this Section 4.2 shall designate Owner as the purchaser of such materials and services.

Section 4.3 Billing Reports; Invoices.  As soon as practicable after the end of each calendar quarter, but in any case within thirty (30) days after the end of each calendar quarter, Operator shall provide Owner with a billing report for the Facility setting forth the Services provided to the Facility, the actual operating expenses incurred during such calendar quarter (including GCEH Overhead and Facility Personnel costs that were incurred), and a comparison between the actual operating expenses incurred during such calendar quarter (including and the amount set forth in the estimate provided by Operator for such calendar quarter.  Each Billing Report shall be accompanied by appropriate time records, receipts, cost accounting coding, and other information as Owner may reasonably request to verify that the Operating Expenses and Facility Personnel costs were properly incurred.  Operator shall also provide Owner with an invoice, payable by Owner within thirty (30) days of receipt, reflecting the Operating Expenses in that quarter for the Facility to the extent not paid directly by Owner.

Section 4.4 Budget Reconciliation.  As soon as practicable following the end of each calendar quarter and each Fiscal Year, but in any case within thirty (30) days after the end of

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each calendar quarter and Fiscal Year, Operator shall provide Owner with a detailed reconciliation report which shall set forth (a) the difference between the total amount of all actual operating expenses (including Operating Expenses and Facility Personnel costs) incurred during such Fiscal Year for the Facility and the Annual Operating Budget and Plan for that Fiscal Year, (b) the actual amount incurred for each line item in, and the amount of each line item in the Annual Operating Budget and Plan in that Fiscal Year, and (c) the reasons for such deviations. In Operator’s final Billing Report submitted after the end of the term of this Agreement, Operator shall set forth a final reconciliation of the Operating Expenses and Facility Personnel costs due or payable to Operator under this Agreement.

ARTICLE 5

ANNUAL OPERATING BUDGET AND PLAN

Section 5.1 Annual Operating Budget and Plan.

(a)The Parties acknowledge and agree that the ability of Owner to realize the benefits of the Facility will be materially dependent upon the terms of each Annual Operating Budget and Plan prepared in accordance with this Section 5.1. To that end, the Parties agree that each Annual Operating Budget and Plan shall, to the fullest extent practicable, promote the safe and efficient operation of the Facility consistent with all Applicable Permits.

(b)Not later than one hundred and twenty (120) days before the end of each Fiscal Year, Operator shall prepare and submit to Owner for approval by Owner’s Board of Directors a preliminary proposed Annual Operating Budget and Plan for the ensuing Fiscal Year. Owner shall promptly review the proposed Annual Operating Budget and Plan and will notify Operator within sixty (60) days after its receipt of the proposed Annual Operating Budget and Plan of any questions or disagreements. The Parties agree to use their respective best efforts, and shall meet as often as is necessary at either the Facility site or Owner’s offices, to resolve any questions or disputes by a date that is not more than thirty (30) days prior to the effective date of such Annual Operating Budget and Plan. If the Owner does not request any amendments within said sixty (60) day period, the Annual Operating Budget and Plan shall be deemed approved.  During such period, Operator shall promptly provide to Owner all supplemental information as may be reasonably requested by Owner and, at the request of Owner, shall meet with Owner to explain and discuss the proposed Annual Operating Budget and Plan.

(c)In the event that the Parties are unable to resolve a dispute with respect to an Annual Operating Budget and Plan before the first day of the Fiscal Year for which the Annual Operating Budget and Plan is to become effective, then the undisputed portions of such Annual Operating Budget and Plan shall take effect for the next Fiscal Year and, in lieu of the disputed portions of the Annual Operating Budget and Plan becoming effective, the comparable provisions of the Annual Operating Budget and Plan for the immediately preceding Fiscal Year shall continue in effect for the ensuing Fiscal Year, adjusted by the Index. The Parties agree to continue to use their best efforts to resolve any such dispute. In the event that the dispute(s) cannot be resolved within sixty (60) days after the Fiscal Year begins, disputes will be settled by the arbitration guidelines set forth in Article 26.

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(d)If at any time during any Fiscal Year, Owner or Operator becomes aware that the actual operations of the Facility are not in compliance (or are in danger of becoming out of compliance) with the Annual Operating Budget and Plan, the such Party shall give immediate notice to the other Party specifying such noncompliance and, if possible, the reason(s) for it. The Operator shall institute all corrective actions as may be necessary on its part to bring Facility operations into compliance with the Annual Operating Budget and Plan. The Parties shall  use their best efforts to negotiate any necessary amendments to the Annual Operating Budget and Plan, but no amendment to the Annual Operating Budget and Plan shall take effect without the final written approval of Owner, which approval may be withheld by Owner in its sole discretion.

(e)If, during any Fiscal Year, Owner requests an amendment to that year’s Annual Operating Budget and Plan, the Parties shall seek to incorporate such requests through the following procedure:  (i) Operator shall, within a reasonable time after its receipt of such request, submit to Owner a revised Annual Operating Budget and Plan incorporating the amendments requested by Owner, other than any such amendments which, in the reasonable and professional opinion of Operator, will prevent its ability to perform the Services in accordance with Article 3.  (ii) Within a reasonable time after its receipt of any revised Annual Operating Budget and Plan, Owner shall either provide its written approval of the same or notify Operator of the amendments which it wishes to make together with its reasons therefor. If Owner requests amendments, Owner and Operator shall use their good faith best efforts to resolve all outstanding issues within thirty (30) Days after receipt by Operator of Owner’s notification of amendments to the revised Annual Operating Budget and Plan.

ARTICLE 6

ACCESS TO FACILITY

Section 6.1 Operator Access. Operator and its employees shall have full, free, and unrestricted access to the Facility during the term of this Agreement.

Section 6.2 Subcontractor Access. To the extent necessary, as required by Applicable Law, Operator shall be empowered to grant, at its discretion, Facility access to the extent necessary, to its Subcontractors and other third parties.

Section 6.3 Third Party Access. Operator may bring visitors, trainees, prospective employees of Operator and prospective customers to view the Facility during the term of this Agreement at Operator’s cost. Operator shall require such visitors to conduct themselves in a manner so as not to interfere with the operation of the Facility and to abide by any and all of Operator’s established rules and regulations for safety and security.

Section 6.4 Owner Access. Owner, Owner Project Manager, and their designees shall have reasonable access to the Facility at all times, subject to minor restrictions that are required due to safety and operational concerns. Notwithstanding the above, Owner, Owner Project Manager, and their designees shall not, without prior written notice to and approval of Operator, interrupt the Facility’s normal operation and maintenance procedures and shall at all times abide by all of Operator’s safety and security rules and regulations.

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ARTICLE 7

COMPENSATION AND PAYMENT TO OPERATOR

Section 7.1 Compensation. Operator’s compensation shall be calculated as follows:

(a)Owner shall reimburse Operator for any Operating Expenses that Operator may have incurred in the performance of Operator’s obligations under this Agreement, but which expenses were not paid from Owner’s accounts.  Such reimbursement shall be payable only to the extent the payments made by Operator are reasonable, properly documented, and incurred in accordance with this Agreement.  Such reimbursements include fees, costs and other expenses that Operator may have incurred as a result of an Emergency. Other than expense reimbursement, no fees shall be paid in connection with this Agreement.

Section 7.2 Payments and Inspection of Books and Records.  Owner shall pay the following in immediately available funds.

(a)Reimbursement by Owner of Operating Expenses (excluding GCEH Overhead) as described in 7.1(a) shall be prepaid monthly based on the approved Annual Operating Budget and Plan. On occasion Operator may also request advances for emergencies and Operating Expenses that require expedited payment terms. The actual Operating Expenses for each month shall be determined by Operator, and the difference between the prepayment and advances and actual will be reimbursed or invoiced to Owner on and as of the fifteenth (15th) day of the following month. Each invoice shall constitute a representation and warranty by the Operator that the amounts shown thereon are reasonable and proper items of Operating Expenses incurred in the operation and maintenance of the Facility that are then properly due and payable by Owner hereunder. Such reimbursements of actual Operating Expenses (excluding GCEH Overhead) shall be paid to Operator by Owner fifteen days following the receipt of the invoice.

(b)Operator shall have established the Labor/Overhead account for payment of Operator’s GCEH Overhead obligations and all amounts payable to Facility Personnel.  Owner shall fund the Labor/Overhead Account in accordance with Section 7.2(c).  The Operator shall draw funds from the Labor/Overhead Account from time to time in the ordinary course of operations. Interest earned on the Labor/Overhead Account shall accrue for the benefit of Owner and shall be used by Operator only for the payment of the expenses incurred in accordance with the terms hereof.

(c)On or promptly following the Closing Date, Operator shall submit to Owner an estimate of the amount of GCEH Overhead and Facility Personnel costs to be incurred (on a cash basis) during the current and immediately succeeding calendar month. Thereafter, not later than the tenth (10th) day prior to the expiration of each calendar month, Operator shall prepare and submit to Owner an estimate of the total amount of GCEH Overhead and Facility Personnel costs to be incurred (on a cash basis) during the immediately succeeding calendar month. On or before the first day of each calendar quarter, Owner shall deposit sufficient funds into the Labor/Overhead Account to meet the estimated GCEH Overhead and Facility Personnel costs for that month. If in any month it is determined that such monthly estimate was less than or greater than the actual expenses for such calendar month, the difference shall be taken into

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account when Operator submits its estimate for Operating Expenses in respect of the next month. Operator shall document all reconciliations in writing and shall provide Owner with copies thereof.

Payments received subsequent to the due date shall be subject to a late payment charge as charged by MUFG Union Bank, N.A.

(d), or its successor. Said late payment charge shall be applied to late payments on a daily basis of 365 days per year.

(e)Information necessary to accomplish electronic transfer of payment due shall be provided in writing by each of the Owner and Operator to the other Party pursuant to Article 19.

ARTICLE 8

TERM AND TERMINATION

Section 8.1 Agreement Term and Renewal. The term of this Agreement shall commence on the date hereof and shall remain in effect until terminated pursuant to this Article 8 .

Section 8.2 Termination by Operator. This Agreement may be terminated upon ten (10) days’ notice by Operator, if Owner has been in continuous default for a period of thirty (30) days after notice and demand from Operator as to the payment of any obligation pursuant to this Agreement. Default in payment shall not include any disputed amounts submitted to arbitration pursuant to Article 26 hereof.

Section 8.3 Termination by Owner for Cause. Owner shall have the right upon written notice to Operator, to terminate this Agreement upon or after the occurrence of any of the following events or conditions, notwithstanding the pendency of any arbitration initiated with respect to the subject matter of such termination or any other matter or dispute, provided that if any such termination shall be determined to have been wrongful, such termination shall be deemed a termination for convenience pursuant to Section 8.4:

(a)Operator shall make a general assignment for the benefit  of creditors or file a voluntary petition in bankruptcy or a petition seeking its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or any other or statute of the United States or any state or government, or consent to the appointment of a receiver, trustee, or liquidator of all or substantially all of the property of Operator;

(b)Operator shall be adjudged bankrupt or an order shall be made approving a petition seeking its reorganization, or the readjustment of its indebtedness under federal bankruptcy laws or any law or statute of the United States or any state, territory or possession thereof, or under the law of any other state, nation or government, and such order or decree is not vacated or stayed within one hundred twenty (120) days following its entry;

(c)Operator or its supervisory employees shall commit gross negligence, misconduct or fraud with respect to any material obligation or duty under this Agreement;

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(d)Operator or any Subcontractor shall fail to perform any of its material duties under this Agreement or shall otherwise be in violation of its terms, and such failure to perform or violation shall not have been remedied for a period of thirty (30) days following notice thereof from Owner to Operator or within such longer period of time as is reasonably necessary to accomplish such cure if such cure cannot be reasonably accomplished within such thirty (30) day period and Operator diligently commences and continues such cure in such period.

Upon termination, Owner shall pay Operator only those amounts owed through the date of termination pursuant to Section 7.1 and Section 8.6, and amounts advanced by Operator that are properly reimbursable to Operator hereunder.

Section 8.4 Termination for Convenience. At the convenience and sole discretion of Owner, this Agreement may be terminated upon sixty (60) days’ written notice by Owner to the Operator and payment by Owner of all amounts due to Operator through the effective date of such termination.

Section 8.5 Closing of the Plant or Facility. In the event that (a) Owner elects in its sole discretion to permanently or indefinitely close or cease operations at the Facility; or (b) the Facility is closed or operations ceased as a result of order of any Governmental Instrumentality, Owner shall give written notice thereof to Operator, which notice shall designate a date for the closing of the Facility and which shall be delivered not less than thirty (30) days in advance of the designated closing date or, in the case of a closure by governmental order, as soon as reasonably practicable. Effective on the date of such closing, this Agreement shall terminate.

Section 8.6 Payment of Expenses After Termination. Except for Operator’s obligations under Article 9 (Warranties) and Article 17 (Indemnification), on the effective date of a termination Operator shall be relieved of all obligations to Owner. Notwithstanding termination, neither Party shall be relieved from any obligations or liabilities accruing prior to the effective date of termination, including in the case of Owner, its obligation to pay Operator all amounts due under this Agreement in respect of the performance of (a) that portion of the Services completed by the Operator, and items procured by Operator, up to the date of such termination, and (b) any cost not included in (a) above that was reasonably incurred by Operator at the date of such termination in contemplation of Agreement performance, or that reasonably resulted from termination of this Agreement. Operator shall use commercially reasonable efforts to mitigate such costs of termination where possible and shall provide Owner with evidence of all such costs and shall deliver to Owner all items in Operator’s possession so procured by Operator.

Section 8.7 Operating Manuals.  At least ninety (90) days prior to expiration  of this Agreement, and as soon as practicable following notice of any termination other than termination pursuant to Section 8.4 hereof, Operator shall, as an Operating Expense, provide Owner with four (4) complete operating manuals for the Facility.

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ARTICLE 9

WARRANTIES

Section 9.1 Operator Warranties. Operator hereby warrants that the Services, including and each component thereof shall: (i) be performed consistent with generally accepted industry standards, (ii) in accordance with all requirements of this Agreement and (iii) in accordance with the terms of the financing arrangement and material contracts of the Owner.

Section 9.2 Subcontractor Warranties. Operator shall obtain from Subcontractors and vendors all usual and customary warranties given by such Subcontractors and vendors, and shall include in its contractual arrangements with its Subcontractors and vendors provisions that such warranties are for the benefit of Owner as well as Operator and are directly enforceable by Owner and its assignees. Operator shall administer and enforce all warranties for the benefit of Owner and as Owner’s agent for this limited purpose; provided however, that Operator may not compromise or settle any such warranty claims without the written approval of Owner, and Operator shall have no power  or authority with respect to any such compromise or settlement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Section 10.1 Representations of Operator. Operator represents and warrants to Owner that as of the date hereof:

(a)it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all power and authority necessary to enter into and perform its obligations under this Agreement;

(b)it is qualified as a foreign limited liability company in the State where Facility is located;

(c)it has personnel available to it with the expertise in connection with the management of a refinery sufficient for it to perform its obligations under this Agreement in a manner consistent with Good Refinery Industry Operating Practices;

(d)this Agreement has been duly authorized, executed and delivered by Operator and, subject to due execution and delivery by Owner, this Agreement will be enforceable against Operator in accordance with its terms, and does not constitute an default under any other agreement to which Operator is a party, nor does it violate any provision of any law, rule, regulation, order, judgment, decree, determination, or award presently in effect having applicability to Operator;

(e)it has all necessary Applicable Permits required to perform its obligations hereunder, except for applicable permits Owner or the Facility is required to obtain or Applicable Permits that Operator, would in the ordinary course, not be expected or required to obtain until a later date; and

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(f)there are no actions, suits, or proceedings pending or, to its knowledge, threatened against it in any court or before any Governmental Instrumentality, or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect its ability to perform Operator’s obligations under this Agreement.

Section 10.2 Representations of Owner. Owner represents and warrants to Operator that as of the date hereof:

(a)Owner is a limited liability company duly organized and existing under the laws of the State of California and has all power and authority necessary to enter into and perform its obligations under this Agreement;

(b)this Agreement has been duly authorized, executed and delivered by Owner and, subject to due execution and delivery by Operator, this Agreement will be enforceable against Owner in accordance with its terms, and does not constitute a default under any other agreement to which it is a party, nor does it violate any provision of any law, rule, regulation, order, judgment, decree, determination, or award presently in effect having applicability to Owner;

(c)there are no actions, suits, or proceedings pending or, to its knowledge, threatened against it in any court or before any Governmental Instrumentality, or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect its ability to perform its obligations under this Agreement; and

(d)it and the Facility have all necessary Applicable Permits required to for Owner to perform its obligations hereunder, except for applicable permits Operator is required to obtain, or Applicable Permits that Owner and the Facility would, in the ordinary course, not be expected or required to obtain until a later date.

ARTICLE 11

FORCE MAJEURE

Force Majeure means any act or event that (i) presents delay or otherwise adversely affects the ability of the affected Party to perform its obligations under this Agreement, and (ii) is beyond the reasonable control of the affected Party and not due to its fault or negligence. Force Majeure may include catastrophic storms or floods, lightning, earthquakes, and other acts of God, acts of public enemies, war, terrorism, civil disturbances, revolts, insurrections, sabotage, pandemics, epidemics, commercial embargoes, fires, explosions, actions of a Governmental Instrumentality that were not requested, promoted, or caused by the affected Party, and changes in Applicable Laws. Force Majeure shall not include any of the following: (i) economic hardship, or (ii) nonperformance or delay by Subcontractors, unless otherwise caused by Force Majeure. In the event that either Party is rendered unable, wholly or in part, by an event of Force Majeure, to perform any obligation it has under this Agreement, the claiming Party shall give notice not later than five (5) Business Days after the occurrence of the applicable event to the other Party. Such notice shall state the particulars of the event of Force Majeure and shall specify the estimated effect of such event of Force Majeure on the Annual Operating Budget and Plan. The non-claiming Party may object in writing within five Business Days to any such of notice of Force

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Majeure. The obligations of the Party claiming Force Majeure, so far as such obligations are affected by the event of Force Majeure, shall be suspended during the continuance of any inability or incapacity so caused, but for no longer. Neither Party shall be relieved from any obligation to make payment to the other for expenses or liabilities already incurred. Owner shall not be relieved of its obligation to make payments pursuant to Article 7 (Compensation) of this Agreement provided, however, that if the event of Force Majeure does not end or materially abate within six (6) months, the Parties shall meet and negotiate in good faith for the continuation of the Services during the period of Force Majeure.

The Parties shall use reasonable efforts to remedy and mitigate the effects of the Force Majeure. The Party claiming the Force Majeure shall report in writing weekly to the other Party providing detailed information of the steps being taken to overcome the Force Majeure and the estimated time such Force Majeure is expected to continue. An event of Force Majeure which, continues for one hundred eighty (180) days may at Owner’s option be deemed a termination for convenience as contemplated by Section 8.4.

ARTICLE 12

INSURANCE

Section 12.1 Insurance Required of Operator. Operator shall, and shall require its Subcontractors to, obtain insurance as provided below from reliable insurance companies acceptable to Owner and authorized to do business in California. Such insurance shall be in force at the time Operator’s Services are commenced and shall remain in force throughout the term of this Agreement.

(a)Workers’ Compensation Insurance. Workers’ Compensation insurance, including Occupational Disease coverage as required by applicable law, as well as Employers’ Liability insurance for all Facility Personnel in the amount required by Applicable Law. Such insurance shall provide coverage in state of Facility location, the location in which the Operator’s employees reside, and the location in which the Operator is domiciled.

(b)General Liability Insurance. Operator will provide coverage for the following general liability exposures on an occurrence basis with limits of not less than [$1,000,000 each occurrence and $2,000,000 in the annual aggregate except $1,000,000 annual aggregate for products and completed operations. Such coverage shall also include:

(i)premises and operations;

(ii)products and completed operations;

(iii)contractual liability;

(iv)explosion (X), collapse (C) and underground hazards (U); including XCU coverage under both premises/operations and contractual liability;

(v)personal injury liability (with deletion of the exclusion for liability assumed under contract); and

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(vi)sudden and accidental pollution.

The aggregate limits, if any, shall apply separately to each annual policy period.

(c)Automobile Liability Insurance. Automobile liability insurance against claims of personal injury (including bodily injury and death) and property damage covering all owned, leased, non-owned, and hired, vehicles used in the performance of  the Services, with a minimum limit of $1,000,000 per accident for bodily injury and property damage combined and containing appropriate no-fault insurance provision wherever applicable.

(d)Excess Insurance. Excess liability insurance on a claims-made and reported basis covering claims in excess of the underlying insurances described in the foregoing subsections (a) with regards to employer’s liability and (c), with a minimum limit of $10,000,000.

(e)Supplemental Insurance. Operator shall procure additional insurance to the extent required by, and subject to the limits and qualifications contained in, Schedule 5.06 of the Credit Agreement.

The amounts of insurance required above may be satisfied by Operator purchasing coverage in the amounts specified or by any combination thereof, so long as the total amount of insurance meets the requirements specified above.  Operator may, with Owner’s approval, participate in the insurance programs arranged on behalf of Owner.

Section 12.2 Endorsements on Operator’s and Subcontractors Insurance.

(a)All insurance policies to be maintained by Operator and Subcontractors shall provide for a waiver of subrogation in favor of Owner.

(b)All insurance policies, except workers’ compensation and professional liability, to be maintained by Operator and Subcontractors shall:

(i)provide a severability of interests or cross liability clause;

(ii)provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner.

(iii)name Owner as an additional insured.

Section 12.3 Certificates and Notice.  Certificates of insurance evidencing that satisfactory coverage of the types and limits set forth above shall be furnished to Owner. Such certificates shall be in a form acceptable to Owner.

Section 12.4 Proof of Insurance. Within thirty (30) days after execution of this Agreement, Operator shall provide Owner with a certificate of insurance evidencing that the coverage required under this Article 12 is in full force and effect. Updated certificates shall be provided on an annual or, if applicable, more frequent basis, showing proof that the required insurance coverage is in place.

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Section 12.5 Insurance Required of Owner.  During the term of this Agreement, Owner shall secure and maintain, or caused to be maintained, at its own expense, subject to Applicable Laws and with terms, conditions, limits, self-insured retentions and deductibles in accordance with the requirements set forth in the Project Contracts, the following insurance:

(a)Workers’ Compensation insurance covering all of Owner’s employees, if any;

(b)Employer’s Liability insurance covering all of Owners’ employees, if any; and

(c)Property all risk insurance and machinery breakdown coverage (excluding equipment moved/rented/leased by Operator or its Subcontractors).

Section 12.6 Endorsements on Owner and Subcontractors Insurance.

(a)All insurance policies to be maintained by Owner and Subcontractors shall provide for a waiver of subrogation in favor of the Operator.

(b)All insurance policies, except workers’ compensation and professional liability, to be maintained by Owner and Subcontractors shall:

(i)provide a severability of interests or cross liability clause;

(ii)provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Operator; and

(iii)name the Operator agents as an additional insured.

Section 12.7 Budget.  The cost of obtaining and maintaining the insurance policies required by Section 12.1 are Operating Expenses and shall be included in the Annual Operating Budget and Plan for each Fiscal Year

ARTICLE 13

APPLICABLE PERMITS

Section 13.1 Applicable Permits. All Applicable Permits shall be obtained and maintained by Owner in its name. Operator shall cooperate in the securing of such Applicable Permits and shall advise Owner of the need to secure or renew permits as contemplated by Section 3.1(t). Owner shall pay all costs of obtaining and maintaining the Applicable Permits.

ARTICLE 14

APPLICABLE LAWS

Section 14.1 Applicable Laws. Operator shall operate and maintain the Facility in conformance with all Applicable Laws and Applicable Permits, including without limitation the disposing of any Hazardous Substances generated by the Facility.

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Section 14.2 Changes in Laws. Operator shall comply with applicable changes in the Applicable Laws and shall inform Owner of such changes. To the extent that such changes require alterations in the Facility configuration, operation, maintenance procedures or other aspects of Facility operation and maintenance, the cost thereof shall be paid, or reimbursable by Owner.

ARTICLE 15

INTERPRETATION

Section 15.1 Applicable Law. The construction and interpretation of the terms and conditions of this Agreement shall be in accordance with the laws of the State of California.

Section 15.2 Conflicts.  In the event of conflicts between the Articles of this Agreement and attachments hereto, the Articles of this Agreement shall prevail.

ARTICLE 16

WAIVER

Section 16.1 Waiver. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. The failure of Owner or Operator at any time to insist upon the strict observance of any of the provisions of this Agreement or to exercise any rights in respect thereto, or to exercise any election herein provided, shall not be construed as a waiver of such provision, right, or election, or in any way affect the validity of this Agreement. The exercise by either Owner or Operator of any of its rights of election herein shall not preclude or prejudice either Owner or Operator from exercising any other rights either may have under this Agreement. No waiver shall be valid unless given in writing and signed by the Party waiving the provision, right or election under this Agreement.

ARTICLE 17

INDEMNIFICATION

Section 17.1 Operator’s Indemnification. Operator shall defend, indemnify and save Owner, its agents, employees, officers, directors, and representatives harmless from claims of third parties for physical damage to property and personal injury, including death, occurring on the Facility premises, as well as to invitees as such are permitted under Section 6.3, in each case, to the extent arising out of the Operator’s obligations under this Agreement, unless such loss, liability or damage results from such indemnified person’s fraud, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Any indemnification payable by Operator to Owner hereunder shall be net of any insurance proceeds received by Owner under Owner’s insurance policies with respect to the circumstances giving rise to Operator’s indemnification of Owner hereunder.

Section 17.2 Owner’s Indemnification.  Owner shall defend, indemnify and save Operator, its agents, employees, officers, directors and representatives harmless from claims of

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third parties for physical damage to property and personal injury, including death, occurring on the Facility premises, as well as to invitees as such are permitted under Section 6.3, in each case, to the extent arising out of Owner’s obligations under this Agreement, unless such loss, liability or damage results from such indemnified person’s fraud, gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Any indemnification payable by Owner to Operator hereunder shall be net of any insurance proceeds received by Operator under Operator’s or Owner’s insurance policies with respect to the circumstances giving rise to Owner’s indemnification of Operator hereunder.

Section 17.3 Prompt Indemnification Payment. Except for attorneys’ fees and disbursements, which shall be paid as incurred, any indemnification required herein to be made by Owner or Operator shall be made promptly following the determination of the loss, liability or damage incurred or suffered by final judgment of any court, settlement, contract or otherwise.

ARTICLE 18

OPERATOR AS INDEPENDENT CONTRACTOR; SUBCONTRACTORS

Section 18.1 Independent Contractor.  Operator shall be an independent contractor in the performance of this Agreement and shall have complete charge of the Services and personnel engaged in the performance of the Services. Nothing contained herein shall be deemed to create a relationship of employer-employee, master-servant, partnership or joint venture between Owner and Operator.

Section 18.2 Subcontractors.  Operator’s Services may be performed by Operator acting in its own name, or by Operator subcontracting portions of such services to Subcontractors or other suppliers as such subcontracting is described in the Annual Operating Budget and Plan.

(a)For its Services, Operator shall assume the responsibility for negotiating with, and performance by, its Subcontractors; provided, however, that, except as set forth in Section 3.l(n), all Subcontractors and subcontracts shall be approved by Owner.

(b)Operator shall have authority and control over the Subcontractors’ work, including overtime and, any special methods required, in the judgment of Operator, to complete the Subcontractors’ work in a correct and timely manner.

(c)All subcontracts shall be assignable to Owner.

(d)All subcontracts shall be consistent with the terms and conditions of this Agreement.

(e)Subcontractors are not intended to be, shall not be deemed to be, and are not third-party beneficiaries of this Agreement.

(f)Operator hereby indemnifies Owner against any and all claims, mechanics’ or materialmen’s’ liens made or filed against the Facility by Subcontractors.

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(g)Operator shall be solely responsible to Owner for the acts and omissions of all Subcontractors and of persons directly or indirectly employed by such Subcontractors to the extent that Owner has paid to Operator Operating Expenses due to Subcontractors.

ARTICLE 19

NOTICES

Section 19.1 Notices. All notices and other communications hereunder shall be in writing (including facsimile and email) and shall be delivered in written form by certified mail, overnight delivery service, facsimile, email or hand delivery. All notices or other communications shall be deemed to be received upon actual receipt by the addressee. Any Party may change its addresses by providing notice of same in accordance herewith. Notices and other written communications shall be addressed, and invoices and payments (including all invoices and payment requests pursuant to Article 7) shall be directed, as follows:

Notices/Communications

To Owner	To Operator

BKRF OCB, LLC 6451 Rosedale Highway, Bakersfield, California 90505	GCE Operating Company, LLC c/o Global Clean Energy Holdings Inc. 2790 Skypark Drive, Suite 105 Torrance, California 90505
Attention: Facility Manager	Attention: President

Attention: General Counsel	Attention: VP Finance and Administration

Payments/Invoices:

To Owner	To Operator

Attention: Finance Department	Attention: Controller

ARTICLE 20

ASSIGNMENT

Section 20.1 Assignment. Operator shall not assign this Agreement or any part thereof without the prior written consent of Owner. Owner shall not assign this Agreement or any part thereof without the prior written consent of the Operator, which consent shall not be unreasonably withheld. It is agreed that Owner may assign its rights or delegate its duties to any subsidiary or affiliate of Owner without consent of the Operator.

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Notwithstanding the foregoing, Owner may pledge or assign this Agreement and any of its rights hereunder without the consent of the Operator in connection with Owner’s financing of the costs of the Facility. In connection with the foregoing, Operator will enter with Owner’s lenders into a customary consent to the assignment in form and substance reasonable to lenders. The corporate trustee appointed under Owner’s financing arrangements may, upon the occurrence of a default by Owner under such financing arrangements, assume and perform all of Owner’s obligations hereunder.

Any attempted assignment or delegation not m accordance with the terms of this Article 20 shall be null and void.

ARTICLE 21

TRANSFER

Section 21.1 Transfer. No transfer of any equipment or material furnished, or for which Services are furnished, hereunder from the Facility (except temporarily for repair work), shall be effected without the prior written agreement of both Parties, if such transfer may materially affect the ability of the Operator to perform the Services contemplated under the terms of this Agreement.

ARTICLE 22

NO THIRD PARTY BENEFICIARIES

Section 22.1 No Third-Party Beneficiaries. Except as specifically provided herein, no person or party shall have any rights or interest, direct or indirect, in this Agreement or the Services to be provided hereunder, or both, except Operator and Owner. The Parties specifically disclaim any intent to create any rights in any person or party, as a third-party beneficiary of this Agreement or the Services to be provided hereunder.

ARTICLE 23

TITLES

Section 23.1 Titles. The titles and section headings employed in this Agreement are for convenience only and are not to be construed as defining, modifying, limiting or expanding  in any way the scope or extent of the Articles of this Agreement.

ARTICLE 24

SEVERABILITY

Section 24.1 Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid, illegal or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held to be invalid, illegal or unenforceable, shall not be affected thereby, and this Agreement shall be legal and valid and be enforced to the full

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extent permitted by law as if such invalid, illegal or unenforceable provision had never been included herein. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE 25

SURVIVAL

Section 25.1 Survival. The provisions of Articles 15 (Interpretation), 17 (Indemnification) and 26 (Arbitration) shall survive termination, cancellation or expiration of this Agreement.

ARTICLE 26

ARBITRATION

Section 26.1 Arbitration. All claims, disputes and other matters in question arising between the Parties hereto arising out of, or relating to, this Agreement or the interpretation or breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association then in effect unless the Parties otherwise  mutually agree. Said arbitration shall be before a panel of three arbitrators and shall be held in Los Angeles, California. This agreement to arbitrate shall be specifically enforceable under Applicable Law in any court of competent jurisdiction. Notice of the demand for arbitration shall be given by a Party in writing to the other Party to this Agreement and to the American Arbitration Association.  The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable contractual or other statute of limitations. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. Attorney fees and expenses shall be payable to the prevailing Party by the other Party in such arbitration, the allocation of such fees and expenses to be determined in the discretion of the arbitrators consistent with its determination  of the rights and liabilities of the Parties on the merits.

ARTICLE 27

COUNTERPARTS

Section 27.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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ARTICLE 28

AMENDMENT

Section 28.1 Amendment. No modification or amendment of this Agreement shall be valid unless in writing and executed by both Parties.

ARTICLE 29

ENTIRE AGREEMENT

Section 29.1 Entire Agreement. This Agreement contains the entire agreement and understanding between Owner and Operator as to the subject matter hereof, and merges and supersedes all prior agreements, commitments, representations, writing, and discussions between them. Owner or Operator will not be bound by any prior obligations, conditions, warranties, or representations with respect to the subject matter of this Agreement. This Agreement may not be modified, changed or supplemented in any way except by an instrument executed by Owner and Operator.

ARTICLE 30

LIMITATION OF LIABILITIES

Section 30.1 Limitation of Liability.  Operator’s only liability under this Agreement shall be for damages resulting from Operator’s fraud, gross negligence or willful misconduct. The Parties agree that, except for such liability, Owner’s only remedy for breach of this Agreement by Operator or for the failure of Operator to perform the Services in accordance with the terms and conditions hereof shall be to terminate this Agreement pursuant to Section 8.3.

Section 30.2 No Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, neither Party shall be liable hereunder for consequential, incidental, special or indirect loss or damage, including loss of project revenues, cost of capital, loss of goodwill, increased operating costs, or any other special, incidental or punitive damages; provided, however, that nothing in this sentence shall limit the obligations of Owner and  Operator under Article 17 to indemnify the other Party with respect to claims by third parties otherwise covered by the provisions of Article 17. The Parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement, and shall apply (unless otherwise expressly indicated), whether in contract, equity, tort or otherwise, even, to the extent permitted by Applicable Law, in the event of the fault, negligence, including sole negligence, strict liability, or breach of warranty of the Party indemnified, released or whose liabilities are limited, and shall extend to the partners, principals, directors, officers and employees, agents and related or affiliated entities of such Party, and their partners, principals, directors, officers and employees.

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ARTICLE 31

CONFIDENTIALITY

Section 31.1 Confidentiality. During the Term, and for three (3) years after the termination of this Agreement, each Party will hold in confidence any Confidential Information supplied by the other Party, provided that any such information may be supplied to Owner’s lenders, Owner’s potential investors, and all of their agents, representatives, and consultants so long as such persons agree to hold such information in confidence. The term “Confidential Information” means with respect to each Party, all written or oral information of a proprietary, intellectual or similar nature, relating to such Party’s business, projects, operations activities or affairs whether of a technical or financial nature or otherwise (including environmental assessment reports, financial information, business plans and proposals, ideas, concepts, trade secrets, know-how, processes, pricing of services or products, and other technical or business information, whether concerning the Agreement, each Party’s respective  businesses or otherwise) that has not been publicly disclosed and that the receiving Party acquires directly or indirectly from the disclosing Party.  Each receiving Party further agrees, to the extent requested by the disclosing Party, to require its contractors, vendors, suppliers and employees, agents or prospective purchasers to enter into appropriate nondisclosure agreements relative to any Confidential Information, prior to the receipt thereof; provided, however, that the receiving Party may make necessary disclosures to third parties directly engaged in the operation, ownership or financing of the Facility if such third parties agree to receive and hold such Confidential Information in confidence.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto on the day and year first above written

OWNER:

BKRF OCB, LLC
a Delaware limited liability company

By:	/s/ RICHARD PALMER
Name:	Richard Palmer
Title:	President

OPERATOR:

GCE OPERATING COMPANY, LLC, a
Delaware limited liability company

By:	/s/ RICHARD PALMER
Name:	Richard Palmer
Title:	President
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ATTACHMENT A

ANNUAL OPERATING BUDGET AND PLAN

Annual Operating Budget and Plan, including a forecast of Operating Expenses for the period from ____________ through ________________.

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